Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

August 2013

Retterath agreement stalled; courts to be involved

On June 13, 2013, Homeland Energy Solutions entered into an agreement with Steve Retterath, the company's largest investor and former director to repurchase and retire all 25,860 of his units. The agreement was to close on or before August 1, 2013, with Mr. Retterath to be paid $30 million in two equal installments, payable at closing and on July 1, 2014.

The transaction failed to close by the scheduled closing date due to objections by Mr. Retterath. HES was in the process of negotiating an amended credit agreement with Home Federal, our primary lender, to finance the repurchase payment over a period of years. We have put this amendment to our credit agreement on hold pending resolution of the repurchase.

On August 1, 2013, Retterath filed a lawsuit in the Florida state court against Homeland Energy Solutions and several individuals.The most recent amendment to the suit names the company; directors Pat Boyle, Maurice Hyde, Christy Marchand, Chad Kuhlers, Matt Driscoll, Leslie Hansen, and Jim Boeding; CEO Walter Wendland; CFO Dave Finke;

Continued on Page 4

Recent ethanol margins exceed expectations

Homeland Energy Solutions continues to work very hard this year to be as productive and efficient as possible, and the company is seeing results.

Second quarter financials report $10.5 million net income for the first six months of 2013.

While there were initially concerns about the availability of corn for July, August and September, the plant has been able to run at full capacity through the summer, with enough corn purchased to continue to operate through September. The grain merchandising staff of Stan Wubbena and Kay Boedeker have worked hard and been resourceful in finding the bushels needed to keep the plant running. This has not been an easy environment to procure in, with a tight corn supply and declining prices.

During this time, ethanol margins have been better than expected due to a lack of gallons imported from Brazil and a low U.S. ethanol inventory.

The USDA is currently forecasting near-record production for this year's corn harvest. That, along with increased carry-over, should lead to slightly less volatile markets ahead than we have weathered in the last three years.

Homeland Energy Solutions is on track for a very good year. We hope the corn now in the fields matures, harvest goes smoothly, and we can all end the year on a high note.

— Walter Wendland,
President & CEO

Petition calls for special member meeting regarding voting rights

On August 21, 2013, members of HES delivered signed postcards requesting a special meeting of the members be called within 90 days to vote on an amendment to HES's operating agreement. HES has received verification from an independent third party that a sufficient number of post cards have been properly completed and the Company is moving forward to schedule a special meeting as outlined in our operating agreement, said Board Chairman Pat Boyle. The members' proposed change would limit the rights of certain members, who also have the authority to appoint someone directly to the board of directors, to vote in elections of directors .

HES production reaches near-record levels

Margins remained strong, and the ethanol industry continued the trend of increased profitability during the second quarter of 2013. Revenue, operating income, and net profit all took a step forward from the first quarter and are significantly improved over the same time periods in 2012.

With margins firmly in the black, Homeland Energy Solutions, LLC (HES) increased production to near record levels. The result was production and sales in excess of 34 million gallons of ethanol, 9.7 million pounds of corn oil, and 93 thousand tons of distillers grains. Combined revenues from these sales exceeded $112 million and led to a net profit of a little more than $8 million, or $88.87 per share. To date, Homeland has a net profit of more than $10.5 million, or $116.27 per share, for the first six months of 2013.

Many investors will notice that our debt level at the end of June was in excess of $20 million, and I would like to take a brief moment to explain why this occurred. Funds were drawn on our term revolving loan in anticipation of closing on a stock repurchase agreement. Through no fault of HES, this agreement did not close and the funds were subsequently repaid. As such HES has zero debt obligations to any financial institutions at this time.

Everyone at HES would like to thank our shareholders for their continued support as we move towards the second half of 2013.

Highlights of the financial results are printed below. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer

INCOME STATEMENT					
		Quarter Ended 6/30/13	Quarter Ended 6/30/12	Six Months Ended 6/30/13	Six Months Ended 6/30/12
Revenue	$	112,243,015	93,780,274	210,218,810	185,791,888
Cost of Goods Sold		103,629,800	91,884,055	198,447,626	181,528,660
Operating Expenses		669,127	656,045	1,386,541	1,428,453
Operating Income		7,944,088	1,240,174	10,384,643	2,834,775
Other Income (Expenses)		93,970	(18,679)	131,712	32,379
Net Income	$	8,038,058	1,221,495	10,516,355	2,867,154
Net Income Per Unit	$	88.87	13.51	116.27	31.70

BALANCE SHEET						
		6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Current Assets	$	42,690,536	22,195,876	17,402,396	17,665,670	22,923,994
Property & Equipment		118,057,856	118,483,452	121,150,465	123,315,020	125,739,327
Other Assets		3,722,825	3,488,115	3,294,307	3,816,724	3,549,053
Total Assets	$	164,471,217	144,167,443	141,847,168	144,797,414	152,212,374
Current Liabilities	$	4,478,824	4,713,108	11,268,793	9,487,823	10,935,490
Long-term Liabilities		20,102,421	7,602,421	1,268,793	6,246,488	9,746,488
Total Members' Equity		139,889,972	131,851,914	129,373,617	129,063,103	131,530,396
Total Liabilities & Equity	$	164,471,217	144,167,443	141,847,168	144,797,414	152,212,374
Book Value per membership unit	$	1,547	1,458	1,430	1,427	1,454

2013 harvest forecast to be 25% bigger than last year

The corn crop that begins to come in next month will be a big one, just not as big as projected last month, according to the latest forecast from the U.S. Agriculture Department released yesterday.

USDA now predicts that U.S. corn farmers will produce 13.763 billion bu for the upcoming 2013-2014 marketing year that begins Sept. 1 and that is off 1.34% from what it predicted last month, according to its monthly World Agricultural Supply and Demand Estimates. However, if realized, the agency's forecast would still put corn production at a record high, running 27.7% ahead of the drought-stricken 2012-2013 output level.

Still, the forecast cut surprised some traders and analysts who generally expected a bump in output. Consensus forecasts ran some 1.6% higher than USDA's final number, with some even expecting 14 billion bu or more from the agency report.

The corn forecast is USDA's initial outlook based on its surveys, and it also pulled back on some other big numbers for the current crop. While harvested acres remained unchanged at 89.1 million, average yield per-acre at 154.4 bu dropped 2.1 from the month-ago forecast. The lower forecast would still put yield more than 25% ahead of the previous crop and also 4.9% more than 2011-2012 when no widespread drought occurred.

Once again, USDA's new yield forecast generally trailed expectations, falling 2% behind average per-acre consensus numbers. In some cases, analysts had said they anticipated the agency to show 160 bu/acre or more this time around.

Perhaps what gave corn markets the biggest boost in the crop expectations game was an unexpected cut in the very tight 2012-2013 corn stock carry, and in the larger 2013-2014 ending stocks. USDA said it projects beginning stocks at 719 million bu, or 1.37% less than last month, and the ending stocks for 2013-2014 at 1.837 billion bu -- sliding 6.2% from last month and almost 7% under general industry expectations.

Corn devoted to ethanol production for 2013-2014 remained unchanged at 4.9 billion bu, according to USDA prognosticators, and that was steady from last month's outlook but 5.38% more than the previous season. It would also indicate ethanol plants soaking up about 35.6% of the U.S. corn output during the upcoming season.

The agency bumped up its anticipated season-average farm price for corn, adding a dime to either side of the range compared to last month, up 2.08% to $4.50-$5.30/bu. USDA's expected corn price for 2013-2014 would still be, on average, down 29.5% compared to the previous season.

"Since this report was released, there has been very spotty rainfall, and with the crop being two to three weeks behind, the size of the crop could continue to get smaller unless the Corn Belt gets a widespread finishing rain within the next two weeks," said Homeland Energy Solutions President Walter Wendland.

E85 has potential to break through blend wall

(August 7, 2013 _ RFA News) WASHINGTON — The so-called "ethanol blend wall" can be overcome and Renewable Fuel Standard (RFS) requirements can be met in 2014 and beyond through increased use of attractively-priced E85, according to a new economic analysis by the Center for Agricultural and Rural Development at Iowa State University. The analysis, titled "Price It and They Will Buy: How E85 Can Break the Blend Wall," is available here.

"Pricing E85 low enough to generate fuel cost savings has the potential to quickly increase ethanol consumption, perhaps by three billion gallons over the next year or two," write the study's authors, Profs. Bruce Babcock and Sebastian Pouliot. "Rather than being a physical barrier to increased ethanol consumption, the E10 blend wall is an economic barrier that can be overcome by increasing the incentive for drivers to use E85 to fuel their vehicles."

The analysis demonstrates how the RIN market works to lower the effective cost of E85 at the retail level, and explains the interaction among corn, ethanol, gasoline and RIN prices. "Current RIN (Renewable Identification Number) prices are high enough to achieve modest increases in ethanol consumption above 13 billion gallons and to create incentives to increase the ability to consume lower-carbon ethanol in 2016 and beyond," according to the report. "Current high RIN prices create a large incentive for oil companies to increase consumption of E85 because expansion in E85 consumption will decrease RIN prices." The authors conclude that it will be less expensive for oil companies to invest in E85 infrastructure than it would be to continue to pay high RIN prices.

Homeland Energy Solutions Board of Directors
Pat Boyle (elected), Chairman
Maurice Hyde (elected), Vice Chairman
Christine Marchand (elected), Secretary
Mathew Driscoll (elected)
Keith Eastman (elected)
Steve Eastman (appointed by Steve Retterath)
Leslie Hansen (appointed by Golden Grain Energy)
Ed Hatten (appointed by Steve Retterath)
Chad Kuhlers (elected)
Bernard Retterath (elected)
Robert Sieracki (elected)

Management Team
Walter Wendland, President & CEO
David Finke, Chief Financial Officer
Stan Wubbena, Grain Merchandiser
Kevin Howes, Plant Manager

2779 Highway 24
Lawler, IA 52154
563-238-5555
Fax: 563-238-5557

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

Continued from Page 1

Court being asked to enforce agreement

Plant Manager Kevin Howes; and the company's outside legal counsel, Joseph Leo; and Brown Winick.

Pursuant to the amended complaint, Mr. Retterath is claiming that certain actions violated fiduciary duties owed to him as a member, fraudulently induced him to take certain actions, and violated state and federal securities laws and laws governing unfair trade practices. The company intends to vigorously defend the lawsuit filed by Mr. Retterath.

On August 14, 2013, Homeland Energy Solutions, LLC, filed its own lawsuit against Mr. Retterath in the Iowa state court located in Polk County, Iowa. The purpose of this lawsuit is to enforce the terms of the repurchase agreement executed with Mr. Retterath on June 13, 2013.

The lawsuit alleges that on or about May 11, 2013, Mr. Retterath offered another HES board member $100,000 per meeting, allegedly to vote with Mr. Retterath on certain matters that would come before the Board. The board member to whom Mr. Retterath made this offer allegedly refused the payment and immediately reported it to HES, after which HES initiated an internal investigation into the incident. The lawsuit also alleges that before the final results of the investigation were presented to the Board, Mr. Retterath resigned from the Board and entered into discussions to sell his membership units in HES and relinquish his right to appoint directors to the Board.

Homeland Energy Solutions is asking the Iowa state court to require Mr. Retterath to perform his obligations under the repurchase agreement pursuant to its terms.

Meet your team members

Daniel Clark, Commodities Supervisor



Q. What do you like most about working at Homeland?

A. The people are the best part. I enjoy working with people who keep trying to improve things.

Q. Tell us about your background. (HS, college, previous jobs)

A. I graduated from New Hampton High School 1981, attended several community college training classes (Three Keys to Business, Manager Training, Production Training, Master Gardener Training). I worked 8 years in construction and 25 years in wholesale nursery.

Q. Tell us about your family.

A. My wife, Sandy, works at ADM; we have been married 25 years. We have two sons: Thomas, 13, and William, 11, who both go to New Hampton Community Schools.

Q. Any hobbies or interests?

A. I enjoy hunting, fishing, and anything outdoors. I like to read and watch Jeopardy with the boys. I have a big garden and I like to grow and sell peonies wholesale. Currently, I have about two acres in production. I like anything to do with trees and habitat.